LB Foster                 News Release

L.B. FOSTER REPORTS FOURTH QUARTER

 OPERATING RESULTS INCLUDING RECORD

 ANNUAL SALES AND GROSS PROFIT

PITTSBURGH, PA, February 23, 2012 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its 2011 fourth quarter operating results.

Fourth Quarter Results
•	Fourth quarter net income was $6.1 million or $0.60 per diluted share compared to $6.2 million or $0.60 per diluted share last year.

•
Fourth quarter net sales decreased by $10.6 million or 7.1% due to a 23.5% sales decline in the legacy L.B. Foster business, partially offset by the inclusion of Portec Rail Products Inc. sales of $27.9 million.

•	Gross Profit margin was 20.1%, 510 basis points higher than the prior year, primarily as a result of the inclusion of Portec’s results in the current quarter.

•	Selling and administrative expense increased by $5.0 million or 40.3%, due principally to the inclusion of Portec Rail Products in our results.

•
Adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization and other purchase accounting charges not considered amortization) decreased 10.5% to $12.9 million compared to $14.4 million in the prior year quarter.

•
Fourth quarter bookings were $127.4 million compared to $113.0 million last year, an increase of 12.7%.  Excluding Portec, bookings were 10.6% lower than last year’s fourth quarter.  At year end, our backlog was $145.4 million, 23.2% lower than the prior year.

Product Claim Update
On July 12, 2011 the Union Pacific Railroad (“UPRR”) notified the Company and CXT Incorporated, a subsidiary of the Company (CXT), of a warranty claim under CXT's 2005 supply contract relating to the sale of prestressed concrete railroad ties to the UPRR.  The UPRR has asserted that a significant percentage of concrete ties manufactured in 2006 through 2010 at CXT's Grand Island, Nebraska facility fail to meet contract specifications, have workmanship defects and are cracking and failing prematurely.

Since late July 2011, the Company and CXT have been working with material scientists and prestressed concrete experts, who have been testing a representative sample of Grand Island concrete ties.  While this testing is not complete, we have not identified any appreciable defects in workmanship.  Additionally, a customer of the UPRR has claimed that a representative sample of ties manufactured by our Grand Island facility have failed a test contained in our product specification.  As a result of this specific allegation, the UPRR has informed the Company that they currently intend to remove approximately 115,000 ties from track, which are a subset of ties subject to the July 12, 2011 claim.  We are reviewing this claim and, while our review is not complete, we continue to believe that these ties do not have a material deviation from our contractual specifications.  We expect that the testing required to address this product specification issue will be completed sometime during the latter part of the second quarter of 2012; however, we expect that we will continue to work collaboratively with the UPRR to address their overall product claim for some time to come.

On January 11, 2012, CXT received a subpoena from the United States Department of Transportation Inspector General (“IG”) requesting records related to CXT’s manufacture of concrete railroad ties in Grand Island, Nebraska.  We believe that this subpoena relates to the same set of circumstances giving rise to the UPRR product claim.  CXT and the Company intend to cooperate fully with the IG.  We cannot predict what impact, if any, this investigation will have on the UPRR product claim or otherwise on the Company.

No adjustments have been recorded as a result of these matters as the impact, if any, cannot be estimated at this time.  No assurances can be given regarding the ultimate outcome of these matters.

CEO Comments
Robert P. Bauer, L. B. Foster’s president and chief executive officer, said, “Our performance in the fourth quarter was mixed.  The Rail segment reported strong sales and income, while the softness in the Construction segment booking levels and backlog that we reported the last two quarters has negatively impacted sales and income.  Portec Rail Products reported a strong quarter and finished the year as we had anticipated.  I congratulate the team of dedicated L.B. Foster employees for reaching record sales of $591 million in 2011 while also improving our gross profit margins.” Mr. Bauer went on to say, “One of my first priorities will be to focus on the product claim made by the UPRR, striving for a resolution that satisfies our customer and our shareholders.”  Mr. Bauer concluded by adding, “While we see some efforts in Congress to pass a new Transportation bill, we continue to experience lower levels of government spending in the construction and transit markets we serve.”

Full Year Results
•	Net income for 2011 was $22.9 million or $2.22 per diluted share compared to net income of $20.5 million or $1.98 per diluted share in 2010.

•
Net sales for the twelve months of 2011 increased by $115.9 million or 24.4%, due to the inclusion of Portec Rail Product sales in 2011 and a 3.1% sales increase in the comparable L.B. Foster business.

•
Gross profit margin was 17.3%, 160 basis points higher than the prior year due to the inclusion of the results of Portec Rail Products, partially offset by unfavorable gross profit adjustments of $4.4 million related to costs incurred primarily to exit our Grand Island concrete tie facility and $4.5 million of increased unfavorable LIFO adjustments.

•
Selling and administrative expenses increased $25.1 million or 59.5% from the prior year due primarily to the inclusion of Portec’s operating costs as well as a $3.1 million increase in legacy Foster costs due primarily to higher outside service expenses ($2.0 million) and higher salaries ($1.0 million).

•
The Company’s income tax rate was 32.5% compared to 37.4% in the prior year.  The rate reduction was due to the impact of Portec Rail Products' results and the lower effective tax rate applicable to its foreign operations as well as the receipt of state tax refunds.

•	Adjusted EBITDA for 2011 increased 12.6% to $49.1 million compared to $43.6 million in the prior year.

•	Cash generated from operating activities for the full year was $30.7 million in 2011 compared to $59.5 million in 2010.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2011 operating results and business conditions on Thursday February 23, 2012 at 1:00pm ET.  The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 76851136.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; resolution of the product claim and the IG subpoena; and those matters set forth in Item 22, "Commitments and Contingencies" and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2010, as updated by any subsequent Form 10-Qs.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfosterco.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

NET SALES	$137,419	$147,983	$590,926	$475,050

COSTS AND EXPENSES:
Cost of goods sold	109,807	125,830	488,774	400,467
Selling and administrative expenses	17,548	12,510	67,238	42,143
Amortization expense	701	253	2,818	445
Interest expense	179	306	622	1,003
(Gain) loss on joint venture	(138)	(59)	(708)	213
Gain on marketable securities	-	(1,364)	-	(1,364)
Gain from sale leaseback	(343)	(54)	(1,081)	(215)
Loss (gain) on foreign exchange	248	82	(245)	82
Interest income	(97)	(108)	(321)	(403)
Other (income) expense	(22)	(25)	(110)	(63)
	127,883	137,371	556,987	442,308

INCOME BEFORE INCOME TAXES	9,536	10,612	33,939	32,742

INCOME TAX EXPENSE	3,433	4,373	11,044	12,250

NET INCOME	$6,103	$6,239	$22,895	$20,492

BASIC EARNINGS PER COMMON SHARE	$0.61	$0.61	$2.24	$2.01

DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.60	$2.22	$1.98

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,067	10,266	10,209	10,219

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,172	10,397	10,312	10,348

L.B. Foster Company
Reconciliation of GAAP to Non-GAAP Financial Measures

L.B. Foster (Foster) reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, Foster believes that certain non-GAAP financial measures are useful in managing our performance.  One such non-GAAP measure is Adjusted EBITDA.

Adjusted EBITDA, which Foster defines as net income before interest, taxes, depreciation, amortization and other non-cash charges (principally related to purchase accounting adjustments, such as the $2.5 million charge taken in the first quarter of 2011 related to the write-up of inventory owned by Portec  to fair value less cost to sell on the date of acquisition) is used due to its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization and other noncash charges).  Additionally, Adjusted EBITDA is one of the performance measures used in Foster’s debt covenant calculations and incentive compensation plan.

This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Foster’s financial information that is presented in accordance with GAAP. A quantitative reconciliation of GAAP net income to Adjusted EBITDA is provided in the table below.

Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Income	$6,103	$6,239	$22,895	$20,492

Income tax expense	3,433	4,373	11,044	12,250

Interest, net	82	198	301	600

Depreciation & amortization	3,285	2,849	12,360	9,489

EBITDA, Non-GAAP	12,903	13,659	46,600	42,831

Adjustments or charges

Difference between net realizable
value and cost basis of inventory sold
due to purchase accounting step-up	0	764	2,493	764

Adjusted EBITDA	$12,903	$14,423	$49,093	$43,595